Exhibit 99.2

World Headquarters 15350 Vickery Drive Houston, TX 77032 Mike Slaughter Vice President Finance 281-618-3428 NEWS RELEASE

FOR IMMEDIATE RELEASE
Monday, February 12, 2007
EGL, INC. ANNOUNCES SPECIAL COMMITTEE PROCESS EXPECTED TO CONTINUE
HOUSTON, February 12, 2007 — EGL, Inc. (NASDAQ: EAGL) The board of directors of EGL, Inc. (Nasdaq: EAGL) has issued a statement following the withdrawal by General Atlantic LLC as an equity sponsor from the offer made by James R. Crane, the Company’s largest shareholder, Chief Executive Officer and Chairman of the Board. A Special Committee was formed by the board to review and evaluate the proposal originally made by Mr. Crane and General Atlantic. The Special Committee’s role has also encompassed reviewing and evaluating strategic alternatives in addition to that proposal. In that regard, the Special Committee had authorized its financial advisor, Deutsche Bank Securities, to solicit interest from third parties for the sale of the Company, and that process had begun prior to the withdrawal by General Atlantic. Although it has not reached any conclusion as to whether a sale or any other alternative should be pursued, the Special Committee currently expects to continue its process of investigating strategic alternatives regardless of whether Mr. Crane revises or terminates his prior offer. As recently announced, the Special Committee was notified on February 6, 2007 that General Atlantic LLC had withdrawn as an equity sponsor from the offer made by Mr. Crane. At the same time, Mr. Crane informed the Special Committee that he intends to seek alternative equity sources to replace General Atlantic and present a revised offer to the Board reflecting any such new equity commitments. There can be no assurance that any revised offer from Mr. Crane or any offer from a third party will be made, or that the terms of any offer received, if any, will be acceptable to the Special Committee, that any agreement will be executed or that this or any other transaction will be approved or consummated.

Founded in 1984, Houston-based EGL, Inc. operates under the name EGL Eagle Global Logistics. EGL is a leading global transportation, supply chain management and information services company dedicated to providing superior flexibility and fewer shipping restrictions on a price competitive basis. With 2005 revenues of $3.1 billion, EGL’s services include air and ocean freight forwarding, customs brokerage, local pickup and delivery service, materials management, warehousing, trade facilitation and procurement, and integrated logistics and supply chain management services. The company’s shares are traded on the NASDAQ Global Select Market under the symbol “EAGL”.

CAUTIONARY STATEMENTS
The statements in this press release regarding alternative equity sources, any alternative or revised offer pursued by Mr. Crane, any strategic alternatives, continuation of process, sale or other transaction and other statements that are not historical facts, are forward-looking statements. These statements involve risks and uncertainties including, but not limited to, market conditions, availability and terms of any alternative equity financing, availability of other acquisition financing, approval of any offer or strategic alternative by the special committee and board, the Company’s financial results and performance, actions by Mr. Crane or other bidders with respect to any future bid and other factors detailed in risk factors and elsewhere in the Company’s Annual Reports on Form 10-K and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize (or the consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.